-----------------------------------------
                                                    OMB APPROVAL
                                      -----------------------------------------
                                      OMB NUMBER:                     3235-0145
                                      EXPIRES:                 OCTOBER 31, 1997
                                      ESTIMATED AVERAGE BURDEN
                                      HOURS PER RESPONSE..................14.90
                                      -----------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                       First Kansas Financial Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    32065110
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                              AND COMMUNICATIONS)

                                  June 27, 2000
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(B)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13D-1(A) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 13 PAGES.
                         EXHIBIT INDEX LOCATED ON PAGE ___     SEC 1746 (12-91)

                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         2         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Sandler O'Neill Asset Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
------------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF       7    SOLE VOTING POWER

                SHARES       -------------------------------------------------------------------------------------------------------
                              8    SHARED VOTING POWER
             BENEFICIALLY
                                     117,500
              OWNED BY       -------------------------------------------------------------------------------------------------------
                              9    SOLE DISPOSITIVE POWER
                EACH

              REPORTING      -------------------------------------------------------------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
               PERSON
                                     117,500
               WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               117,500
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               9.3%
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         3         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SOAM Holdings, LLC
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               New York
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF          7    SOLE VOTING POWER

           SHARES          ---------------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER
        BENEFICIALLY
                                   108,230
         OWNED BY          ---------------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
           EACH

         REPORTING         ---------------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
          PERSON
                                   108,230
           WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               108,230
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               8.6
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         4         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF          7    SOLE VOTING POWER

           SHARES          ---------------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER
        BENEFICIALLY
                                   15,800
         OWNED BY          ---------------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
           EACH

         REPORTING         ---------------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
          PERSON
                                   15,800
           WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               15,800
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.3
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         5         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF          7    SOLE VOTING POWER

           SHARES          ---------------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER
        BENEFICIALLY
                                   43,500
         OWNED BY          ---------------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
           EACH

         REPORTING         ---------------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
          PERSON
                                   43,500
           WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               43,500
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.4
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         6         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF          7    SOLE VOTING POWER

           SHARES          ---------------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER
        BENEFICIALLY
                                   11,300
         OWNED BY          ---------------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
           EACH

         REPORTING         ---------------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
          PERSON
                                   11,300
           WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               11,300
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.9%
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         7         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF          7    SOLE VOTING POWER

           SHARES          ---------------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER
        BENEFICIALLY
                                   37,630
         OWNED BY          ---------------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
           EACH

         REPORTING         ---------------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
          PERSON
                                   37,630
           WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               37,630
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.0%
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         8         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF          7    SOLE VOTING POWER

           SHARES          ---------------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER
        BENEFICIALLY
                                   9,270
         OWNED BY          ---------------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
           EACH

         REPORTING         ---------------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
          PERSON
                                   9,270
           WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               9,270
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               CO
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                            SCHEDULE 13D
---------------------------------------------------------                   --------------------------------------------------------
  CUSIP NO.          32065110                                                      PAGE         9         OF        13       PAGES
                                                                                         ---------------       -------------
---------------------------------------------------------                   --------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese
------------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00
------------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

------------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               USA
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF          7    SOLE VOTING POWER

           SHARES          ---------------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER
        BENEFICIALLY
                                   117,500
         OWNED BY          ---------------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
           EACH

         REPORTING         ---------------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
          PERSON
                                   117,500
           WITH
------------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               117,500
------------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [ ]

------------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               9.3%
------------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               IN
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


         This Amendment No. 1 to Schedule 13D relating to First Kansas Financial Corporation is being filed on behalf of the undersigned to amend the Schedule 13D filed by the undersigned dated January 11, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $168,250, $122,007, $454,899, $401,219 and $100,957, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a)      Based  upon  an  aggregate   of   1,265,693   shares  of  Common  Stock
outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, as of the close of business on June 27, 2000:

    (i) MP beneficially owned 15,800 shares of Common Stock, constituting approximately 1.3% of the shares outstanding.

    (ii) MHF beneficially owned 11,300 shares of Common Stock, constituting approximately 0.9% of the shares outstanding.

    (iii) MPII beneficially owned 43,500 shares of Common Stock, constituting approximately 3.4% of the shares outstanding.

    (iv) MHFII beneficially owned 37,630 shares of Common Stock, constituting approximately 3.0% of the shares outstanding.

    (v) MO beneficially owned 9,270 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 15,800 shares owned by MP, the 11,300 shares owned by MHF, the 43,500 shares owned by MPII, the 37,630 shares owned by MHFII and the 9,270 shares owned by MO, or an aggregate of 117,500 shares of Common Stock, constituting approximately 9.3% of the shares outstanding.

    (vi) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own


                                     10 of 13
           the 15,800 shares owned by MP, the 11,300 shares owned by MHF, the 43,500 shares owned by MPII, and the 37,630 shares owned by MHFII, or an aggregate of 108,230 shares of Common Stock, constituting approximately 8.6% of the shares outstanding.

    (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 15,800 shares owned by MP, the 11,300 shares owned by MHF, the 43,500 shares owned by MPII, the 37,630 shares owned by MHFII and the 9,270 shares owned by MO, or an aggregate of 117,500 shares of Common Stock, constituting approximately 9.3% of the shares outstanding.

    (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 117,500 shares of Common Stock, constituting approximately 9.3% of the shares outstanding.

    (ix)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to, and including, June 27, 2000, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                         Number             Price
           Date          Action         of Shares         per Share
           ----          ------         ---------         ---------
         04/04/00         Sell            2,100            $10.125
         06/13/00         Buy               500             10.1736
         06/19/00         Buy               800             10.50
         06/27/00         Buy               700             10.50


         During the sixty days prior to, and including, June 27, 2000, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                         Number            Price
           Date            Action       of Shares         per Share
           ----            ------       ---------         ---------

         04/04/00          Sell           1,300             $10.125
         06/13/00          Buy              700              10.1736
         06/19/00          Buy            1,200              10.50
         06/27/00          Buy              500              10.50

                                     11 of 13

         During the sixty days prior to, and including, June 27, 2000, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         04/04/00          Sell               5,800            $10.125
         06/13/00          Buy                1,100             10.1736
         06/19/00          Buy                2,000             10.50
         06/27/00          Buy                1,800             10.50


         During the sixty days prior to, and including, June 27, 2000, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number               Price
           Date            Action           of Shares           per Share
           ----            ------           ---------           ---------
         04/04/00          Sell               4,700              $10.125
         06/13/00          Buy                1,700               10.1736
         06/19/00          Buy                3,200               10.50
         06/27/00          Buy                1,600               10.50

         During the sixty days prior to, and including, June 27, 2000, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number               Price
           Date            Action           of Shares           per Share
           ----            ------           ---------           ---------
         04/04/00          Sell               1,100             $10.125
         06/13/00          Buy                  500              10.1736
         06/19/00          Buy                  800              10.50
         06/27/00          Buy                  400              10.50


(d)      Not applicable.

(e)      Not applicable.

                                     12 of 13

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 5, 2000

MALTA PARTNERS, L.P.                        MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner

By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ------------------------------------         -------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner

By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   -----------------------------------          -------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA OFFSHORE, LTD                         Sandler O'Neill Asset Management LLC

By: Sandler O'Neill Asset Management LLC

By: /s/  Terry Maltese                      By: /s/ Terry Maltese
   ----------------------------------          -------------------------------
         Terry Maltese                              Terry Maltese
         President                                  President

SOAM Holdings, LLC                          Terry Maltese

By: /s/  Terry Maltese                         /s/  Terry Maltese
   ----------------------------------          -------------------------------
         Terry Maltese                              Terry Maltese
         President

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